            As filed with the Securities and Exchange Commission on May 15, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                CORTLAND BANCORP
             (Exact name of Registrant as specified in its charter)

                                 ---------------

              OHIO                                      34-1451118
State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                   Identification Number)

                              194 WEST MAIN STREET
                              CORTLAND, OHIO 44410
                                 (330) 637-8040
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                 ---------------

                               DENNIS E. LINVILLE
                                CORTLAND BANCORP
                              194 WEST MAIN STREET
                              CORTLAND, OHIO 44410

                                 (330) 637-8040

            (Name, address, including zip code, and telephone number,
             including area code, of agent for service)

                                   Copies to:
                             MICHAEL D. MARTZ, ESQ.
                       VORYS, SATER, SEYMOUR AND PEASE LLP
                               52 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                                 (614) 464-6451

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [X]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE PER UNIT      AGGREGATE OFFERING       REGISTRATION FEE
      SECURITIES TO BE REGISTERED           REGISTERED                                        PRICE(1)
------------------------------------------------------------------------------------------------------------------------------------

Common Shares, without par value ....        1,000,000               $62.00                $62,000,000.00            $18,290.00
------------------------------------------------------------------------------------------------------------------------------------

(1)Pursuant to Rule 457(c), the proposed maximum aggregate offering price is based on the high and low prices of the Common Shares reported on the OVER-THE-COUNTER BULLETIN BOARD on May 11, 1998. [within 5 business days of filing]

               (Page 1 of 44 pages; Exhibit Index on pages 29-30)

PROSPECTUS                                                   1,000,000 SHARES

                                CORTLAND BANCORP

                                  COMMON SHARES
                                  NO PAR VALUE
                              ---------------------

                   Offered as set forth herein pursuant to the

                                CORTLAND BANCORP
                           DIVIDEND REINVESTMENT PLAN
                             -----------------------

         FOR DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY, SEE "RISK FACTORS/LACK OF A MARKET FOR THE COMMON SHARES" LOCATED ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CORTLAND BANCORP. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OF THOSE TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALES MADE PURSUANT TO THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                             -----------------------



                   THE DATE OF THIS PROSPECTUS IS MAY 15, 1998

                     [Inside Front Cover Page of Prospectus]

                              AVAILABLE INFORMATION
                              ---------------------


                  Cortland Bancorp. (the "Corporation") is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and, accordingly, files its proxy statements and certain reports and other information with the Securities and Exchange Commission (the "Commission"). Such proxy statements, reports and other information may be inspected or copied at the public reference facilities of the Commission located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding the Corporation that the Corporation files with the Commission electronically at (http://www.sec.gov). The Corporation will furnish copies of any or all of the documents incorporated by reference herein, including a copy of the Corporation's Registration Statement on Form S-3 (other than the exhibits to such documents) and copies of the Corporation's annual report, without charge, to any person, including any beneficial owner, to whom a copy of this Prospectus has been delivered. Oral and written requests for such copies should be directed to Deborah L. Eazor, Assistant Secretary/Treasurer, Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio 44410, telephone number (330) 637-8040.

A.       RISK FACTORS/LACK OF A MARKET FOR THE COMMON SHARES

                  There is no active market for the Common Shares of the Company and trading has historically been limited. There can be no assurance that an active market will develop for the Common Shares.

B.       THE CORPORATION

                  Cortland Bancorp, a bank holding company which owns one hundred percent (100%) of its subsidiary, The Cortland Savings and Banking Company (the "Bank"), was incorporated under the laws of Ohio in 1984. The Corporation became the parent of the Bank in 1985 through an exchange offer pursuant to which the Corporation issued shares of common stock in exchange for the then outstanding shares of the Bank. The Corporation's primary business is the ownership of the Bank's stock. The Bank is a full service bank, chartered by the State of Ohio, engaged in commercial and retail banking and trust services.

                  The address of the Corporation's principal executive offices is 194 West Main Street, Cortland, Ohio 44410 and the Corporation's telephone number is (330) 637-8040.

C.       THE PLAN

                  The following is a statement of the provisions of the amended and restated Cortland Bancorp Dividend Reinvestment Plan (the "Plan") for shareholders of the Corporation. Information contained under Section C, Paragraph 1.0, beginning on page 4, through and including Section C, Paragraph 10.0, ending on page 12, both explains and constitutes the amended and restated Plan, which was amended as set forth herein by action of the Corporation's Board of Directors on August 26, 1998.


         1.0  PURPOSE OF THE PLAN
         ------------------------

         The purpose of the Plan is to provide the shareholders of the Corporation with a simple and convenient method of investing cash dividends in additional shares of common stock of the Corporation (the "Common Shares") without payment of any brokerage commission or service charge. Furthermore, since all such Common Shares will be purchased from the Corporation, the Corporation will receive additional funds needed for general corporate purposes.

         2.0  ADVANTAGES TO THE PARTICIPANT
         ----------------------------------

         A participant in the Plan who authorizes reinvestment of dividends will have cash dividends on all Common Shares held in the Plan automatically reinvested in Common Shares at the purchase price. (See "Purchases of Common Shares under the Plan", below). In addition, all stock dividends on Common Shares held in the Plan will automatically be credited to the participant's account under the Plan.

         There are no brokerage commissions or service charges for purchases of Common Shares under the Plan. Full investment of funds is possible because the Plan permits fractions of Common Shares, as well as full Common Shares, to be credited to accounts. Dividends will be paid on all full and fractional Common Shares held in the Plan. A statement of account will be mailed to each participant following each payment of a dividend pursuant to the terms of the Plan.

         The Plan does not represent a guarantee of future dividends, which will depend upon the Corporation's earnings, financial requirements and other factors.

         3.0  ADMINISTRATION -- THE CORTLAND SAVINGS AND BANKING COMPANY (THE
         --------------------------------------------------------------------
         "BANK") WILL ADMINISTER THE PLAN
         --------------------------------

         The Bank will administer the Plan, keep records, maintain accounts, provide statements of account to each participant, distribute share certificates, and perform all other duties relating to the Plan.

         The Bank may adopt rules and regulations to facilitate its administration of the Plan.

         To obtain information about the Plan, contact Corporate Services Officer, Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio 44410, (330) 637-8040.

         4.0  ELIGIBILITY AND PARTICIPATION
         ----------------------------------

                  a.  RECORD HOLDERS MAY PARTICIPATE
                  ----------------------------------

         All holders of record of Common Shares are eligible to participate in the Plan, except as described in this Section. The Corporation reserves the right to deny participation in this Plan to any shareholder who resides in a jurisdiction having laws or regulations that impose conditions upon the Plan or the Corporation which are unacceptable to the Corporation, or who fails to provide documentation acceptable to the Corporation of his or her state of residence. Consequently, the Plan may not be available to shareholders who live in certain states. A shareholder of record who wishes to participate in the Plan must certify to his or her state of residence on the Share Owner Authorization Form and agree to notify the Bank if such state of residence changes.

                  b.  ELIGIBLE SHAREHOLDERS MUST ENROLL
                  -------------------------------------

         An eligible shareholder may join the Plan by filling out, signing, and returning to the Bank, a Share Owner Authorization Form. The Plan requires that all dividends be reinvested for all Common Shares held by such shareholder. In order to be eligible to participate in the Plan, any beneficial owner of Common Shares whose Common Shares are registered other than in his or her name (for example, in the name of a broker or bank nominee) must become a shareholder of record by having his or her shares transferred into his or her name. Where the Common Shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered holders must sign.

         Record dates for determining the holders of Common Shares entitled to receive dividends declared on Common Shares ("dividend record dates") are chosen from time to time by the Corporation's Board of Directors and are customarily in the months of June and December. Dividend record dates will vary from time to time, and may be chosen in months other than June or December. Provided the signed Share Owner Authorization Form for dividend reinvestment is received by the Bank on or prior to the record date for the dividend payment, reinvestment of the participant's dividends will begin with that dividend payment. If the Share Owner Authorization Form is received after the record date, reinvestment of the participant's dividends will begin with the next succeeding dividend payment. Notwithstanding the foregoing, the Corporation reserves the right to delay participation in the Plan to any shareholder whenever the Corporation shall deem such delay necessary for purposes of compliance with state securities laws.

              c.  OPTIONAL CASH CONTRIBUTIONS
              -------------------------------

         Participants are entitled to make optional cash contributions to the Plan of up to a maximum $1,000 per calendar year for the purchase of additional Common Shares in accordance with the Plan (this provision was amended by the Board of Directors on August 26, 1998 and it previously allowed participants to make optional cash contributions up to a maximum of $5,000 per calendar year). Optional cash contributions made by negotiable instrument (cashier check, personal check or money order) must be in a minimum amount of $100. Optional cash contributions made through the means of an automatic debit to the participant's checking or savings account (as described below) must be in a minimum amount of $25. Optional cash contributions may be made during any period beginning on the thirtieth calendar day immediately preceding any dividend payment date and ending on the fifth business day immediately preceding the dividend payment date. Optional cash contributions received during that time period will be invested on that dividend reinvestment date. No interest will be paid on cash contributions before they are invested. As in the case of purchases of Common Shares made through the reinvestment of cash dividends, participants will not incur any brokerage commissions or service charges in connection with Common Shares purchased with optional cash contributions. Common Shares purchased with optional cash contributions will be held, and the dividends from such Common Shares will be reinvested, in the same manner as all other Common Shares purchased through the Plan.

         An optional cash contribution may be made by enclosing a negotiable instrument (cashier check, personal check or money order) with the Share Owner Authorization Form when enrolling in the Plan, provided such enrollment occurs no earlier than the thirtieth calendar day immediately preceding a dividend payment date and no later than the fifth business day immediately preceding that dividend payment date. If enrollment in the Plan occurs more than thirty calendar days immediately preceding a dividend payment date and for all optional cash contributions made following enrollment in the Plan, optional cash contributions may be made by forwarding a negotiable instrument (cashier check, personal check or money order) to the Bank together with a payment form which will accompany each statement of account, no earlier than the thirtieth calendar day immediately preceding any dividend payment date and no later than the fifth business day immediately preceding that dividend payment date. Any voluntary cash contribution received more than thirty calendar days immediately preceding a dividend payment date or after the fifth business day immediately preceding a dividend payment date will be returned to the participant. All negotiable instruments for optional cash contributions should be made payable to "Cortland Bancorp".

         Alternatively, an optional cash contribution may be made by automatic debiting of the participant's checking or savings account established at the Bank. In order to effect an optional cash contribution by automatic debiting of the participant's checking or savings account, the participant must complete the Share Owner Authorization Form, as well as an Authorization to Charge Account. The Authorization to Charge Account authorizes the Bank to automatically deduct the amount instructed by the participant on the Authorization to Charge Account from the checking or savings account specified by the participant and to contribute the deducted amount to the Plan on the participant's behalf. Each such deduction will be made by the Bank as of the date authorized by the participant on the Authorization to Charge Account, which date must be no earlier than the thirtieth calendar day immediately preceding a dividend payment date and no later than the fifth business day immediately preceding that dividend payment date. If no date is specified or the date specified is not within the time period set forth above, the deduction from the participant's checking or savings account specified on the Authorization to Charge Account will be made on the sixth business day immediately preceding that dividend payment date. (The date on which the deduction is to be made is hereinafter referred to as the "Cash Contribution Date".) In the event that a participant's checking or savings account from which automatic debits are to be made to effect optional cash contributions does not contain sufficient funds on the Cash Contribution Date to make the full amount of optional cash contribution as designated by that participant, no debit will be made for that participant. Consequently, no purchase of Common Shares will be made for that participant in connection with that dividend payment as a result of optional cash contributions, unless that participant makes an optional cash contribution no earlier than the thirtieth calendar day immediately preceding the dividend payment date and no later than the fifth business day immediately preceding that dividend payment date by negotiable instrument (cashier check, personal check or money order). Automatic debiting of the participant's account to effect optional cash contributions will resume in connection with the next dividend payment for which the checking or savings account contains sufficient funds to make the full designated amount of optional cash contributions.

         Participants in the Plan have no obligation to make optional cash contributions, and may cease or resume making optional cash contributions pursuant to the terms of the Plan at any time. Any optional cash contribution will be refunded if a written request for refund is received by the Bank no later than forty-eight hours prior to the next succeeding investment date.

         NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH CONTRIBUTIONS PENDING INVESTMENT. Timing of a participant's optional cash contributions should be made accordingly. It is strongly suggested that all optional cash contributions be sent so as to arrive at the offices of the Bank just prior to the fifth business day immediately preceding any dividend payment date. The Company has no obligation to invest any optional cash contribution received after the fifth business day immediately preceding any dividend payment date.

         5.0  PURCHASES OF COMMON SHARES UNDER THE PLAN.
         -----------------------------------------------

         There is no active trading market for the Common Shares and trading historically has been limited. The per share purchase price of shares purchased under the Plan with reinvested dividends on any dividend payment date shall be the lesser of: (a) the weighted average per share selling price at which shares of the common stock of the Corporation have been sold during the period commencing at the close of business on the sixtieth day immediately preceding the record date for the dividend (or, if such day is not a business day, the business day immediately preceding such sixtieth day) and ending at the close of business on the thirtieth day immediately preceding the record date for the current dividend; (b) the average bid price provided by three brokers (as the Board of Directors may designate from time to time) for the last five business days immediately preceding the month in which the record date falls; or (c) the "hypothetical market value" of the shares as determined by an independent accounting firm (the "Accountants") of the Corporation's choice. In determining the hypothetical market value, the Accountants shall take into consideration the following guidelines:

(i) The following ratios will be calculated and averaged for not less than three publicly traded bank holding companies located in the same geographic area as the Corporation selected by the Accountants:

                  Price/Net Income Ratio: Price of the bank holding company's common shares divided by the net income of such bank holding company for the most recently reported four (4) fiscal quarters of the bank holding company.

                  Price/Average 5 Years Net Income Ratio: Price of the bank holding company's common shares divided by the average net income for the five year period that includes the four most recently reported fiscal years and the four most recently reported fiscal quarters of the bank holding company.

                  Price/Shareholders Equity Ratio: Price of the bank holding company's common shares divided by the book value per share at the end of the most recently reported fiscal quarter of the bank holding company. For purposes of this calculation, "book value per share" shall mean total shareholders' equity of the Corporation less the stated capital of any outstanding preferred shares of the Corporation divided by the number of outstanding Common Shares.

                  For purposes of these calculations "price" shall mean the closing price on the last trading day of the second month following the most recently reported fiscal quarter as quoted on any national or regional stock exchange or the NASDAQ National Market System, or if not quoted, the average of the high bid and low asked prices quoted on any other quotation system, or, if not so quoted, such average as listed by any brokers selected by the Accountants.

(ii) Multiply the Price/Net Income Ratio derived in (i) above times the net income per share of the Corporation (the "current net income method") for the most recently completed twelve months ending on the last day of the most recently reported fiscal quarter;

                  Multiply the Price/Average 5 Years Net Income Ratio derived in
                  (i) above times the average 5 years net income of the Corporation (the "average net income method") based on financial information for the most recently reported four (4) fiscal years and the most recently completed twelve (12) months ending on the last day of the most recently reported fiscal quarter; and

                  Multiply the Price/Shareholders Equity Ratio derived in (i) above to the book value per share of the Corporation (the "book value method") based on financial information for the most recently reported fiscal quarter.

(iii) The Accountants will arrive at the hypothetical market value by weighting the amounts derived by the current net income method, average net income method and book value method in their discretion, and by considering such other factors as they deem appropriate, such as lack of comparability (in terms of capital, profitability, yield, earnings growth, asset growth and management) between the Corporation and the selected other bank holding companies and the limited marketability of the Corporation's Common Shares.

In the event that the Corporation reports an operating loss for the most recent twelve months ending on the last day of the most recently reported fiscal quarter, the current earnings method will not be considered and only the results of the average net income method and the book value method will be considered in calculating the hypothetical market value. Similarly, if any of the selected other bank holding companies experience an operating loss for the most recent twelve months ending on the last day of the most recently reported fiscal quarter, the financial information for that bank holding company will not be considered for purposes of the current net income method.

In the event that more than one-third of the selected other bank holding companies experience such operating losses, the current net income method will not be considered in calculating the hypothetical market value.

The number of Common Shares purchased for any participant depends upon the amount of Common Shares of record the participant holds under the Plan, the amount of the dividend declared by the Board of Directors, and the per share purchase price determined in accordance with the preceding paragraphs of Section 5.0.

If a dividend or a portion thereof is not enough to purchase a full Common Share, the fractional portion, computed to three decimal places, will be credited to the participant's account under the Plan.

         6.0  RECORDKEEPING AND SHARE CERTIFICATES
         -----------------------------------------

                  a.  PARTICIPANTS WILL BE ISSUED A SUMMARY OF TRANSACTIONS
                  ---------------------------------------------------------

         As soon as practicable after each purchase of Common Shares for a participant's account, the Bank will send to the participant a summary of transactions in his account since the last prior purchase for his account, including a statement showing the number of Common Shares then held for the account and the purchase price of those Common Shares. These summaries are the participant's record of the costs of purchases and should be retained for income tax and other purposes. Participants will receive Internal Revenue Service information for reporting dividend income received.

                  b.  PARTICIPANTS WILL RECEIVE OTHER COMMUNICATIONS
                  --------------------------------------------------

         Participants also will receive copies of the same communications sent to all other holders of Common Shares, including the annual report to shareholders, a notice of the annual meeting and proxy statement.

                  c.  CERTIFICATES FOR COMMON SHARES
                  ----------------------------------

         Certificates will not be issued to a participant for Common Shares held for his account as a matter of course, unless he so requests the Corporation in writing or his account is terminated as provided in paragraph 7.0 below. On written request, the Corporation will send the participant certificates evidencing any full Common Shares held in his account. No certificates for a fractional Common Share will be issued. Shareholders who have terminated participation in the Plan will be issued a check for the fractional share just prior to the next dividend date of record. The per share price for such fractional share will be the same as calculated under Section 5.0 of the Plan in connection with the dividend payment immediately following the date of the participant's termination of participation in the Plan. A Form 1099B will be issued. No dividend will be paid on any fractional share held in an account following termination of participation in the Plan by the participant.

                  d.  SAFEKEEPING OF SHARES
                  -------------------------

         The Bank will provide safekeeping of share certificates, as an option, to all shareholders. Dividends paid on all shares evidenced by certificates held by the Bank must be reinvested. To have share certificates held in safekeeping, a participant must complete a Request for Safekeeping and return it with the shareholder's share certificates to the Corporate Services Officer, Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio, 44410.

                  e.  PLEDGING OF COMMON SHARES PROHIBITED
                  ----------------------------------------

         Common Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge his or her Common Shares must request that certificates for the Common Shares be issued in the participant's name as described above.

         7.0  TERMINATION OF PARTICIPATION
         ---------------------------------

         A participant may withdraw from the Plan at any time by notifying the Corporation in writing at the address stated in Paragraph 3.0, above. If the request to terminate is received on or after the record date for a dividend, any cash dividend paid on that dividend payment date in connection with Common Shares held in the Plan will be reinvested for the participant. All subsequent cash dividends will be paid to the participant in the form of cash, in accordance with the Corporation's cash dividend policy and certificates will be issued to each participant as a result of stock dividends.

         Upon withdrawal from the Plan or upon termination of the Plan by the Corporation, a certificate for the total number of full Common Shares credited to the participant's account under the Plan will be delivered to the participant and cash payment will be made for any fractional Common Shares. Shareholders who have terminated participation in the Plan will be issued a check for the fractional share just prior to the next dividend date of record. The per share price for such fractional share will be the same as calculated under Section 5.0 of the Plan in connection with the dividend payment immediately following the date of the participant's termination of participation in the Plan. No dividend will be paid on any fractional share held in an account following termination of participation in the Plan by the participant. A participant who withdraws from the Plan may again become a participant at any time as long as he or she is then an eligible shareholder. (See "Eligibility and Participation".)

         8.0  COMMON SHARE DIVIDENDS, SPLITS OR OTHER DISTRIBUTIONS
         ----------------------------------------------------------

         For Common Shares held in the Plan, any Common Share dividends, splits or other distributions (including fractional shares) will be credited to the participant's account.

         9.0  VOTING OF COMMON SHARES HELD IN THE PLAN
         ---------------------------------------------

         Any Common Shares held in the Plan for a participant will be voted as the participant directs. For each meeting of shareholders, a participant will receive a proxy card which will enable the participant to vote all the Common Shares registered in the participant's name or held for the participant's account under the Plan, including fractions of a Common Share.

         10.0  OTHER INFORMATION
         -----------------------

                  a.  LIMITED LIABILITY OF THE CORPORATION AND BANK
                  -------------------------------------------------

         Neither the Corporation nor the Bank will be liable under the Plan for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of the prices at which the Common Shares are purchased for participants, the times when purchases are made, or fluctuations in the market value of the Common Shares. NEITHER THE CORPORATION NOR THE BANK CAN ASSURE PARTICIPANTS OF A PROFIT OR PROTECT PARTICIPANTS AGAINST A LOSS ON THE COMMON SHARES PURCHASED UNDER THE PLAN.

                  b.  MODIFICATION, TERMINATION, ETC. OF THE PLAN
                  -----------------------------------------------

         The Board of Directors of the Corporation reserves the right to amend, modify, suspend, or terminate the Plan at any time, including the period between a record date and a corresponding dividend payment date. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to all participants within a reasonable time.

                  c.  OHIO LAW TO GOVERN
                  ----------------------

         All transactions in connection with the Plan will be governed by the laws of the State of Ohio.

D.       COMMON SHARES

         The holders of Common Shares are entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation out of any funds legally available therefor, and are entitled upon liquidation after claims of creditors to receive pro rata the net assets of the Corporation. The holders of Common Shares are entitled to one vote for each share held and are vested with all of the voting power of the Corporation. The Common Shares have no conversion rights and are not subject to further calls or assessments by the Corporation. Holders of Common Shares are not entitled to preemptive rights and are not entitled to cumulative voting rights in the election of directors. The Board of Directors is divided into three separate classes, which results in approximately one-third of the Board being elected each year, to serve a term of three years. The Common Shares issued or to be issued upon receipt of payment therefor by the Corporation, in accordance with the terms set forth in the Plan, will be validly issued, fully paid and non-assessable.

         Pursuant to the Corporation's articles of incorporation, unless at least two-thirds of the authorized number of directors of the Corporation recommend approval, an affirmative vote of the holders of at least 80% of the voting power of the Corporation is required to amend the articles of incorporation or the regulations of the Corporation, adopt any merger or consolidation of the Corporation with or into another corporation, adopt any proposed combination or majority share acquisition involving the issuance of shares of the Corporation and requiring shareholder approval, transfer all or substantially all of the assets of the Corporation, dissolve the Corporation or change the number of directors by action of the shareholders of the Corporation. In addition, certain business combinations with affiliates or controlling persons of the Corporation require the affirmative vote of the holders of the greater of (i) four-fifths of the outstanding Common Shares or (ii) that fraction of such outstanding Common Shares having as a numerator a number equal to the sum of (a) the number of outstanding Common Shares beneficially owned by controlling persons plus (b) two-thirds of the remaining number of outstanding Common Shares, and as a denominator a number equal to the total number of outstanding Common Shares. Article X of the articles of incorporation provides that in the event that the Board of Directors of the Corporation does not recommend to the shareholders a vote in favor of a merger or consolidation of the Corporation with, or a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity, the affirmative vote of the holders of at least 80% of the outstanding Common Shares is required to effect such transaction. Article X may not be amended unless at least 80% of the outstanding Common Shares are voted in favor of such amendment. These provisions of the articles of incorporation may have the effect of deterring certain potential acquisitions of the Corporation which might be beneficial to shareholders.

         The Corporation has authorized 5,000,000 Common Shares without par value. On May 14, 1998, there were issued and outstanding 1,148,703 Common Shares.

E.       USE OF PROCEEDS

         The Company cannot estimate either the number of Common Shares that ultimately will be sold pursuant to the Plan or the prices at which such Common Shares will be sold. The proceeds from the sale of the Common Shares offered pursuant to the Plan will be used for general corporate purposes of the Corporation, including investments in, or extensions of credit to, the Bank.

F.       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Corporation with the Commission are incorporated herein by reference:

         (i) the Corporation's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997; (ii) the Corporations Quarterly Report on Form 10Q filed with the Commission for the quarter ended March 31, 1998; (iii) all other reports filed with the Commission pursuant to the requirements of Section 13(a) or 15(d) of the 1934 Act since that date and (iv) the description of the Common Shares contained in the Corporation's Registration Statement filed with the Commission pursuant to Section 12 of the 1934 Act, including any and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this Prospectus.

G.       EXPERTS

         The consolidated financial statements of the Company as of December 31, 1997, incorporated by reference in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by Packer, Thomas & Co., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference in the Registration Statement. Such financial statements are incorporated herein in reliance upon the reports of Packer, Thomas & Co. pertaining to such financial statements given upon the authority of said firm as experts in accounting and auditing.

H.       CERTAIN TAX MATTERS

         Participants will be treated for federal income tax purposes as having received, on any cash dividend payment date, the full amount of the dividend in cash. That amount will be shown on the regular reports to participants and will be supplied, for federal income tax reporting purposes, on the Form 1099 delivered to participants each year. That amount becomes the participant's cost basis for those Common Shares.

         The participant's holding period for Common Shares acquired pursuant to the Plan will begin on the day following the purchase of such Common Shares.

         Participants will not realize any taxable income when they receive certificates for whole Common Shares credited to Plan accounts, either upon request for certain of those shares or upon termination of a shareholder's participation in, or termination of, the Plan. Participants will realize gain or loss when they sell or exchange those Common Shares. The amount of such gain or loss will be the difference between the amount received for the Common Shares and the cost basis thereof. Participants are urged to consult their tax advisers as to the tax consequences of receiving a cash adjustment for a fractional share credited to their account upon termination of their participation in, or termination of, the Plan.

         Reinvested dividends are not subject to withholding unless (a) the participant or the participant's broker has failed to give the participant's Social Security or Tax Identification Number to the Bank,
         (b) the Internal Revenue Service notifies the Bank that the participant is subject to tax withholding, or (c) the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding if such certification is required.

         If a participant is a shareholder whose dividends are subject to tax withholding, the Bank will apply toward the purchase of Common Shares an amount equal to the dividends being reinvested less that amount of tax required to be withheld. The participant's statement of account will indicate the amount of tax withheld.

         THE DISCUSSION OF TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL OF COMMON SHARES PURCHASED PURSUANT TO THE PLAN, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

I.       LEGAL MATTERS

         Legal matters in connection with the issuance of the Common Shares under the Plan will be passed upon by the firm of Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

J.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Five of the Corporation's regulations, as amended, (the "Regulations") authorizes the Corporation to indemnify any officer or director who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that the person is or was an officer, director, employee or agent of the Corporation. The Corporation may indemnify any such officer or director for expenses, judgments and fines incurred and amounts paid in settlement by that person only if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation or had no reasonable cause to believe his conduct was unlawful in a criminal action.

         Indemnification can only be provided (1) by the majority vote of a quorum of directors of the Corporation who were not and are not parties to or threatened with any such action, suit or proceeding, (2) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by disinterested, independent legal counsel, (3) by a majority vote of a quorum of shareholders of the Corporation, or (4) by the Court of Common Pleas of Trumbull County, Ohio, or, if the Corporation is a party thereto, the court in which such action, suit or proceeding was brought.

         Ohio Revised Code Section 1701.13(E) also provides for the authority of an Ohio corporation to indemnify a director, officer, employee or agent of the Corporation. The statutory provision is very similar, but not identical, to the language contained in Article Five of the Regulations. The Corporation has obtained liability insurance on behalf of its directors and officers as authorized by Ohio Revised Code
         Section 1701.13(E)(7).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "1933 Act") may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                         [Back Cover Page of Prospectus]

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

A.       RISK FACTORS/LACK OF A MARKET FOR THE COMMON SHARES                4

B.       THE CORPORATION                                                    4

C.       THE PLAN

         1.0      Purpose of the Plan                                       4
         2.0      Advantages to the Participant                             4
         3.0      Administration                                            5
         4.0      Eligibility and Participation                             5
         5.0      Purchases of Common Shares Under the Plan                 8
         6.0      Recordkeeping and Share Certificates                     11
         7.0      Termination of Participation                             12
         8.0      Common Share Dividends, Splits or
                  Other Distributions                                      13
         9.0      Voting of Common Shares Held in the Plan                 13
         10.0     Other Information                                        13

D.       COMMON SHARES                                                     13

E.       USE OF PROCEEDS                                                   15

F.       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                   15

G.       EXPERTS                                                           15

H.       CERTAIN TAX MATTERS                                               16

I.       LEGAL MATTERS                                                     17

J.       INDEMNIFICATION OF DIRECTORS AND OFFICERS                         17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

                  The expenses in connection with the issuance and distribution of the securities being registered are:

                  Filing Fee                                          $ 18,290
                  Legal Fees*......................................      2,500
                  Accounting Fees*.................................      1,000
                  Printing Fees*...................................        100

                  Total*...........................................    $21,890
                  *Approximate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  a. Article Five of the regulations, as amended, of Cortland Bancorp provides as follows:

                  5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

                  5.02. COURT-APPROVED INDEMNIFICATION. Anything contained in the regulations or elsewhere to the contrary notwithstanding:

                           (A) the corporation shall not indemnify any officer
or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Trumbull County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and, in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

                           (B) the corporation shall promptly make any such
unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

                  5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

                  5.04. DETERMINATION REQUIRED. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or
(C) by the shareholders, or (D) by the Court of Common Pleas of Trumbull County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any. Any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]. No failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit. Within ten (10) days after receipt of such notification, such person shall have the right to petition the Court of Common Pleas of Trumbull County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

                  5.05. ADVANCES FOR EXPENSES. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in
Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

                           (A) if it shall ultimately be determined as provided
in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

                           (B) if, in respect of any claim, issue or other
matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Trumbull County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

                  5.06. ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  5.07. INSURANCE. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as examples and not by way of limitation:

                           (A) A person claiming indemnification under this
Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

                           (B) References to an "other enterprise" shall include
employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

                  5.09. VENUE. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Trumbull County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Trumbull County, Ohio in any such action, suit or proceeding.

                  b. Ohio Revised Code Section 1701.13(E) provides as follows:

                  (1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                           (a) Any claim, issue, or matter as to which such
person is adjusted to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                           (b) Any action or suit in which the only liability
asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceedings referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

                  (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions
(E)(1) and (2) of this section. Such determination shall be made as follows:

                           (a) By a majority vote of a quorum consisting of
directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit or proceeding;

                           (b) If the quorum described in division (E)(4)(a) of
this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                           (c) By the shareholders;

                           (d) By the court of common pleas or the court in
which such action, suit, or proceeding was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division
(E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expense, including attorney's fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                                    (i) Repay such amount if it is proved by
clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                                    (ii) Reasonably cooperate with the
corporation concerning the action, suit or proceeding.

                           (b) Expenses, including attorney's fees, incurred by
a director, trustee, officer, employee, or agent in defending any action, suit or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of the corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6) and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5), (6), or (7).

                  (9) As used in this division, references to "corporation" includes all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         c. The Corporation has obtained liability insurance on behalf of its directors and officers as authorized by Ohio Revised Code Section 1701.13(E)(7).

ITEM 16. EXHIBITS

                  The Exhibits filed pursuant to this Item immediately follow the Exhibit Index.

ITEM 17.  UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Cortland, State of Ohio, on May 15, 1998.

                                CORTLAND BANCORP


                                       By:/s/ Rodger W. Platt
                                          -----------------------------------
                                          Rodger W. Platt
                                          Chairman of the Board and President

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                   Title                                                     Date
---------                                   -----                                                     ----

/s/ Rodger W. Platt                         Chairman of the Board,                               May 15, 1998
-------------------                         President and Director
Rodger W. Platt

Dennis E. Linville*                         Executive Vice President,                                    *
                                            Secretary and Director

Lawrence A. Fantauzzi*                      Treasurer and Controller                                     *

James M. Gasior*                            Chief Operations Officer                                     *

P. Bennett Bowers*                          Director                                                     *

David C. Cole*                              Director                                                     *

George E. Gessner*                          Director                                                     *

William A. Hagood*                          Director                                                     *

James E. Hoffman, III*                      Director                                                     *

Richard L. Hoover*                          Director                                                     *

K. Ray Mahan*                               Director                                                     *

Timothy K. Woofter*                         Director                                                     *



*By/s/ Rodger W. Platt
   -------------------
   Rodger W. Platt,
   Attorney-in-Fact


Date: May 15, 1998

                                  EXHIBIT INDEX
                                  -------------

  EXHIBIT
  -------
   NUMBER                              EXHIBIT                                                  LOCATION
   ------                              -------                                                  --------
    4(a)      The Amended and Restated Articles of Cortland Bancorp,        Incorporated herein by reference to
              as in effect on the date of filing                            Registrant's Registration Statement on Form S-3
                                                                            filed on October 28, 1993 (Registration No.
                                                                            33-70882 (Exhibit 4(a))

    4(b)      The Amended and Restated Regulations of Cortland              Incorporated herein by reference to
              Bancorp, as in effect on the date of filing                   Registrant's Registration Statement on Form S-3
                                                                            filed on October 28, 1993 (Registration No.
                                                                            33-70882 (Exhibit 4(b))

     5       Opinion of Vorys, Sater, Seymour and Pease LLP                 Pages 31 - 32*

     23      Consent of Packer, Thomas & Co.                                Page 33

   23(b)     Consent of Vorys, Sater, Seymour and Pease LLP                 Contained in the firm's Opinion included herein
                                                                            as Exhibit 5

     24      Powers of Attorney                                             Pages 34 - 44*

   99(a)     Form of Share Owner Authorization for Dividend                 Incorporated herein by reference to
             Reinvestment                                                   Registrant's Registration Statement on Form S-3
                                                                            filed on October 28, 1993 (Registration No.
                                                                            33-70882 (Exhibit 99(a))

   99(b)     Form of Share Owner Authorization for Optional Cash            Incorporated herein by reference to
             Contribution                                                   Registrant's Registration Statement on Form S-3
                                                                            filed on October 28, 1993 (Registration No.
                                                                            33-70882 (Exhibit 99(b))

   99(c)     Form of Authorization to Charge Account                        Incorporated herein by reference to
                                                                            Registrant's Registration Statement on Form S-3
                                                                            filed on October 28, 1993 (Registration No.
                                                                            33-70882 (Exhibit 99(c))

* As consecutively numbered

  EXHIBIT
  -------
   NUMBER                              EXHIBIT                                                  LOCATION
   ------                              -------                                                  --------
   99(d)     Form of Request for Safekeeping                                Incorporated herein by reference to
                                                                            Registrant's Registration Statement on Form S-3
                                                                            filed on October 28, 1993 (Registration No.
                                                                            33-70882 (Exhibit 99(d))